As filed with the Securities and Exchange Commission on November 30, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERRIMACK PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3210530
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Broadway, 14th Floor Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

2021 Incentive Award Plan

(Full Title of the Plan)

Gary L. Crocker

President

Merrimack Pharmaceuticals, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

(Name and Address of Agent for Service)

(617) 720-8616

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller Reporting Company ☒

Accelerated filer	☐	Emerging growth company ☐

Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 1O(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants holding the equity awards covered by this registration statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

The Company will furnish without charge to each person to whom documents containing the information specified in this Part I will be delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428(b). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to: Merrimack Pharmaceuticals, Inc. One Broadway, 14th Floor, Cambridge, Massachusetts 02142 (617) 441-1000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Merrimack Pharmaceuticals, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on March 9, 2022, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

•

The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed on May 5, 2022, August  4, 2022 and November 3, 2022, respectively;

•

The Registrant’s Current Reports on Form 8-K filed on November 3, 2022 and November 9, 2022 (other than information “furnished” under Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

•

The description of the Registrant’s Common Stock on Form 8-A filed with the Commission on January 27, 2012 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant on or after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) generally permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) with respect to directors and officers, any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) with respect to directors and officers, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to directors, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL, (iv) with respect to directors and officers, any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers, any action by or in the right of the corporation.

Section 145 of the DGCL provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines, and settlement amounts actually and reasonably incurred in connection with specified actions, suits, or proceedings brought by third parties, whether civil, criminal, administrative, or investigative (collectively, “Proceedings”), if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions and actions brought directly by the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification of such expenses if the person seeking indemnification has been found liable to the corporation.

Additionally, among other things, Section 145 of the DGCL generally:

•

requires indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors and officers, and permits the same for other employees and agents, to the extent they have been successful, on the merits or otherwise, in defending an action, suit, or proceeding or in defense of any claim, issue or matter therein (whether brought by a third party or by or on behalf of the corporation);

•

permits a corporation to pay expenses of defense in advance of the final disposition of an action, suit, or proceeding upon receipt (in the case of a current director or officer) of an undertaking to repay any amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified;

•

provides that it is not exclusive of other indemnification and advancement of expenses that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise; and

•

provides that a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article Eighth of the Registrant’s Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) contains provisions providing for limitations of director, but not officer, liabilities for monetary damages for breach of fiduciary duties to the fullest extent permitted under the DGCL and indemnification of and advancement of expenses to its directors, officers, employees and agents to the fullest extent permitted under the DGCL and further provides that any amendment to or repeal of such Article IX or the adoption of any provision of the certificate of incorporation inconsistent with Article IX shall not eliminate or reduce the effect of the indemnification or limitation of liability provided in Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article Eighth of the certificate of incorporation requires indemnification for anyone who is or was a director or officer of the Registrant (or who (i) is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or (ii) was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation) to the full extent permitted under the DGCL against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any Proceeding, arising by reason of the fact that such person is or was an agent of the Registrant (collectively, “Expenses”), and the certificate of incorporation permits indemnification for anyone who is an employee or agent (other than a director and officer) (or who (i) is or was an employee or agent of the Registrant, (ii) is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) was an employee or agent of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation) against Expenses; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors of the Registrant.

Additionally, directors, officers and employees and agents for whom indemnification is permitted have the right under Article Eighth to be paid Expenses incurred in defending any such Proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount, if it is ultimately determined by final judicial decision from which there is no further right to appeal, that the indemnified party is not entitled to be indemnified as authorized in Article Eighth of the certificate of incorporation. The Registrant has entered into form indemnification agreements with its directors and certain of its officers. Among other things, and subject to certain limitations, the form indemnification agreements provide for advancement and indemnification, within the bounds of Delaware law, for losses directors and officers may incur in connection with or arising out of the performance of their duties.

Article Eighth of the certificate of incorporation also provides that the Registrant may purchase and maintain insurance to protect any person who is or was a director, officer, employee or agent of the Registrant (including to the extent they are or were serving at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise) against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL. The Registrant accordingly maintains standard director and officer insurance policies which insure its directors and officers against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the referenced sections of the DGCL, the certificate of incorporation and the form indemnification agreements and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

5.1	Opinion of Gennari Aronson, LLP*

23.1	Consent of Marcum LLP, independent registered public accounting firm*

23.2	Consent of Gennari Aronson, LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature page to this Registration Statement)*

99.1	2021 Incentive Award Plan (as set forth on Annex A in the Company’s Definitive Proxy Statement for the 2021 Annual Meeting of Stockholders, filed on April 22, 2021)

107	Filing Fee Table*

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 30th day of November, 2022.

MERRIMACK PHARMACEUTICALS, INC.

By:	Gary L. Crocker
Name: Gary L. Crocker
Title: President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gary L. Crocker such individual’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such individual and in such individual’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary L. Crocker Gary L. Crocker	President and Chairman of the Board (Principal Executive, Financial and Accounting Officer)	November 30, 2022

/s/ Eric D. Andersen Eric D. Andersen	Director	November 30, 2022

/s/ Noah G. Levy Noah G. Levy	Director	November 30, 2022

/s/ Ana Radeljevic Ana Radeljevic	Director	November 30, 2022